AMERICAN FUNDS INSURANCE SERIES

Establishment and Designation of Additional Series

of Shares of Beneficial Interest Without Par Value

(the “Instrument”)

The undersigned, being a majority of the Trustees of American Funds Insurance Series, a Massachusetts business trust (the “Trust”), acting pursuant to Sections 6.1 and 6.10 of the Trust’s Declaration of Trust dated September 9, 1983, as amended (the “Declaration of Trust”), hereby further divide the shares of the Trust into an additional series of shares of beneficial interest known as “U.S. Small and Mid Cap Equity Fund” (without making any other changes with respect to voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust).

The Trust hereby establishes and designates an additional series of shares of beneficial interest of “U.S. Small and Mid Cap Equity Fund” comprised of Class 1 shares, Class 1A shares, Class 2 shares, and Class 4 shares, and to create additional series of shares of beneficial interest in the American Funds Insurance Series at a later date as deemed appropriate by the Trust’s investment adviser (any such funds shall be included in the term “Funds”).

The aforementioned action taken by the Board of Trustees shall serve as an amendment to the Declaration of Trust without the vote or consent of Shareholders of the Trust.

This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one instrument.

The foregoing shall be effective as of the date set forth below.

/s/ Francisco G. Cigarro

Francisco G. Cigarroa, as Trustee

/s/ Nariman Farvardin

Nariman Farvardin, as Trustee

/s/ Jennifer C. Feikin

Jennifer C. Feikin, as Trustee

/s/ Michael C. Gitlin

Michael C. Gitlin, as Trustee

/s/ Leslie Stone Heisz

Leslie Stone Heisz, as Trustee

/s/ Mary Davis Holt

Mary Davis Holt, as Trustee

/s/ Merit E. Janow

Merit E. Janow, as Trustee

/s/ Donald D. O’Neal

Donald D. O’Neal, as Trustee

/s/ Margaret Spellings

Margaret Spellings, as Trustee

/s/ Alexandra Trower

Alexandra Trower, as Trustee

/s/ Paul S. Williams

Paul S. Williams, as Trustee

Dated: June 7, 2024